EXHIBIT 10.25
CONSULTING AGREEMENT
     THIS AGREEMENT, made as of this 1st day of January, 2003, by and between Gibraltar Steel Corporation, a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (the “Company”) and Neil Lipke, an individual having an address at 53 Kenton Avenue, Hamburg, New York 14075 (hereinafter referred to as the “Consultant”).
RECITALS:
     Effective as of December 30, 2002, the Consultant resigned, to pursue other interests, from his position as a member of the Company’s Board of Directors and from his positions as Senior Executive Vice President and Secretary of the Company. The Company and the Consultant acknowledge and agree that they will mutually benefit from a consulting arrangement whereby the Consultant will perform consulting services to the Company for a period of five (5) years following the termination of the Consultant’s employment with the Company.
     The Company and the Consultant desire to set forth in writing the terms and conditions upon which the Consultant will provide consulting services to the Company.
CONSIDERATION:
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:
     1. Term. The period during which the Consultant shall be obligated to provide the consulting services required to be provided by this Agreement (the “Term”) shall begin on January 1, 2003, (hereinafter the “Effective Date”) and, unless terminated earlier pursuant to Section 12 hereof, shall end on December 31, 2007.
     2. Consulting Services. The Consultant hereby agrees that during the Term of this Agreement he shall, subject to the terms and conditions of this Agreement, perform such consulting services (“Consulting Services”) as the Company may require. The Consulting Services to be performed by the Consultant shall be executive in nature. The specific projects with respect to which the Consultant shall be required to perform the Consulting Services and the scope of the Consulting Services shall be determined by the Company’s Chief Executive Officer in consultation with the Consultant.
     3. Availability. The Consultant hereby agrees that during the twelve (12) consecutive month period which begins on the Effective Date and during each successive twelve (12)consecutive month period beginning on any anniversary of the Effective Date, the Consultant shall be available to perform the Consulting Services for the Company during the Company’s normal business hours and during such other times as are reasonably requested by the Company and reasonably necessary for the proper performance of his responsibilities hereunder; provided that:(a) in no event shall the Consultant be obligated to perform Consulting Services for the Company for more than one hundred (100) business days (of eight (8) hours per day) during any such twelve (12) consecutive month periods; and (b) in no event shall the number of business days (of eight (8) hours per day) which the Consultant is required to perform in any calendar month which elapses during any such twelve (12) consecutive month period exceed fifteen (15) business days.
     4. Consulting Fees. (a) Subject to the provisions of this Section 4, for each twelve (12) consecutive calendar month period which elapses during the Term, the Company shall pay the Consultant an annual consulting fee (hereinafter the “Annual Consulting Fee”) of One Hundred Twenty Five Thousand Dollars ($125,000), which Annual Consulting Fee shall be paid to the Consultant, in the manner described in Section 4(c) below, in substantially equal installments for each calendar month which elapses during the Term of this Agreement (the aggregate amount payable to the Consultant for any calendar month being hereinafter the “Monthly Consulting Fee”).
          (b) In the event that the Consultant dies or suffers a disabling condition which, in the good faith judgment of the Company, renders him unable to perform the Consulting Services (such disabling condition being hereinafter a “Total and Permanent Disability”), the Company shall, notwithstanding such death or disability of the Consultant, continue to pay the Consultant (or, in the case of the Consultant’s death, the Consultant’s beneficiary), the full amount of the Monthly Consulting Fee to the Consultant (or, in the case of the Consultant’s death, the Consultant’s beneficiary) until the earlier of: (i) the end of the six (6) calendar month period following the date of the Consultant’s death or Total and Permanent Disability; and (ii) the end of the Term.
          (c) Payment of the Monthly Consulting Fee provided for in Section 4(a) and (b) above shall be made in accordance with the payroll practices of the Company which are in effect for employees of the Company’s Buffalo, New York headquarters.
          (d) The Monthly Consulting Fee required to be paid to the Consultant pursuant to this Section 4 shall be payable whether or not the Consultant provides Consulting Services for fifteen (15) business days per calendar month during the Term of this Agreement; provided that the reason that the Consultant has not provided fifteen (15) business days of Consulting Services per calendar month is that the Consulting Services which the Company has requested the Consultant to perform do not require the Consultant to provide Consulting Services for fifteen (15) business days per calendar month.
     5. Group Insurance Benefits. During the Term, the Company shall procure and maintain for the Consultant (including the payment, on behalf of the Consultant, of all applicable premiums necessary to procure and maintain for the Consultant) the following insurance type benefits at the same coverage and benefit levels which were in effect with respect to the Consultant on December 31, 2002: (a) group medical insurance coverage; (b) life insurance coverage; (c) long term disability insurance coverage; (d) accidental death and dismemberment coverage; and (e) business travel accident insurance coverage. In the event that the Consultant suffers a Total and Permanent Disability, the Company shall continue to provide the Consultant the insurance coverages described in this Section 6 until the end of the period described in Section 4(b) above. In addition, in the event of the death of the Consultant, the Company shall provide group medical insurance coverage to the Consultant’s spouse for a period of Six (6) months following the Consultant’s death.
     6. Office Space. During the Term, the Company shall, at no charge to the Consultant, provide the Consultant with an office at the Company’s Buffalo, New York headquarters and shall furnish such office with such office furniture as may be reasonably requested by the Consultant. In addition, during the Term, the Company shall make available to the Consultant, secretarial services and support staff to the extent reasonably required for the Consultant to efficiently perform the Consulting Services required to be performed hereunder.
     7. Expenses. The Company shall reimburse the Consultant for reasonable and necessary business expenses incurred in connection with his performance of this Agreement, all in accordance with the Company’s policies and procedures then in effect (including, but not limited to, those relating to documentation and receipts).
     8. Independent Contractor. The Consultant will at all times be an independent contractor and not an employee of the Company. The manner in which the Consultant renders the Consulting Services to the Company will be within his sole control and discretion, although he agrees to cooperate with the Company’s personnel and use his best efforts on behalf of the Company within the broad scope of his services. The Consultant recognizes and agrees that he is not subject or entitled to any benefits, wages, or other terms and conditions of employment or otherwise under the policies, practices and procedures of the Company, its employees, agents and successors in interest as they may apply to employees of the Company or any of its direct or indirect subsidiaries or affiliates.
     9. Warranties. The Consultant warrants that the Consulting Services to be performed by him hereunder will be performed in a professional and workmanlike manner in conformity with this Agreement and that he will comply with all applicable laws, rules, regulations and standards of any public authority having jurisdiction in performing the Consulting Services.
     10. No Third Party Obligation. The Consultant hereby represents to the Company that he does not have and will not undertake any express or implied obligation to any third party which in any way conflicts with any of his obligations to the Company. The Consultant agrees not to perform or agree to perform any services for any third party which are similar in nature to the Consulting Services if the performance by the Consultant of such services would in any way conflict with any of his obligations to the Company hereunder.
     11. Agreement Not to Compete. During the Term of this Agreement and for a period of one (1) year following the expiration of the Term or, if earlier, the termination of this Agreement as provided for by Section 12 below, the Consultant will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, member, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with any business conducted by the Company or with any group, division or subsidiary of the Company; provided, however, that nothing contained in this Section 11 shall be deemed to prohibit the Consultant from owning two percent (20) or less of the voting stock of any publicly held corporation.

     12. Termination. (a) In the event of the Consultant’s death or Total and Permanent Disability during the Term, the Company’s obligation to pay the Annual Consulting Fee to the Consultant (or, in the case of the Consultant’s death, the Consultant’s beneficiary) shall end at the end of the period described in Section 4(b) above.
          (b) In the event that: (i) the Consultant repeatedly fails or refuses to perform Consulting Services reasonably requested by the Company; or (ii) the Consultant violates any of the provisions of Section 11 above, the Company shall have the right to terminate the Consultant’s right to perform the Consulting Services and be paid the Annual Consulting Fee effective thirty (30) days following the delivery by the Company to the Consultant of a written notice of termination which sets forth the effective date of the termination and the reason (as set forth in (i) or (ii) above) that the Company is terminating this Agreement and the Consultant’s right to perform the Consulting Services and be paid the Annual Consulting Fee. Upon termination of the Consultant’s right to perform the Consulting Services and be paid the Annual Consulting Fee as described above in this Section 12(b), the Company’s obligation to pay the Annual Consulting Fee (and any further installments thereof) to the Consultant shall end.
     13. Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to its conflicts of law provisions. Each party hereby agrees that any claims, demands, lawsuits, proceedings and controversies arising from or relating to this Agreement shall be brought and heard in federal or state courts of general jurisdiction located in the State of New York, and each party hereby consents to the subject matter and personal jurisdiction of such courts in respect thereof.
     14. Notices. All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is given, or on the date of receipt if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, or by overnight mail, and properly addressed to the other party at the address for such other party first set forth above. Either party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the other party in the manner specified herein.
     15. Entire Agreement. The terms and conditions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous communications or agreements, either oral or written, between the parties concerning the subject matter hereof. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.
     16. Waivers. The failure of any party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. No waiver of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach, whether of the same provision or otherwise.
     17. Assignment. The obligations of the Consultant under this Agreement are personal in nature. Neither party may assign this Agreement or any of its rights hereunder nor delegate or otherwise transfer any of its obligations in connection herewith without the, prior written consent of the other party hereto; provided, however, that the Company shall have the right at any time, and without the consent of the Consultant, to assign this Agreement to its parent or any affiliate or subsidiary or any successor to its business. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors, legal representatives, heirs and permitted assigns.
     18. Amendment. No amendment or modification of this Agreement or waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party.
     19. No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.
     20. Construction. In this Agreement, where applicable, reference to the singular shall include the plural and references to the plural shall include the singular. Neither course of performance nor course dealing nor usage of trade shall be used to interpret, construe, qualify, explain or supplement any of the terms of the Agreement.

     21. Headings and Captions. All captions or titles used in this Agreement for convenience or reference only and shall not affect the construction or interpretation.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

GIBRALTAR STEEL CORPORATION

By:	/s/ Paul Murray

/s/ Neil Lipke

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